                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

JANUARY 15, 2004


                          CITIZENS BANKING CORPORATION
                FOURTH QUARTER RESULTS AND DIVIDEND ANNOUNCEMENT

FLINT, MICHIGAN --- Citizens Banking Corporation announced net income of $18,074,000 or $0.41 per diluted share for the three months ended December 31, 2003, compared to net income of $21,525,000 or $0.48 per diluted share in the same quarter of 2002. The decrease in net income was attributable to lower net interest income, as the net interest margin declined in the continued low interest rate environment, and was also attributable to a decline in mortgage banking income resulting from significantly lower mortgage origination volume. Higher noninterest expense also contributed to the decline in net income. The provision for loan losses decreased, as credit quality improved, partially offsetting the decline in revenue and the increase in noninterest expense. Returns on average assets and average equity during the fourth quarter were 0.93% and 11.45%, respectively, compared with 1.13% and 13.06%, in the fourth quarter of 2002.

For the year ended December 31, 2003, Citizens recorded net income of $65,951,000 or $1.51 per diluted share compared to $25,038,000 or $0.56 per diluted share for 2002, an increase of 163% and 170%, respectively. The increase in net income for 2003 was due primarily to the actions taken in the third quarter of 2002 to restructure the company along its three major lines of business and improve its credit quality risk profile. Those actions resulted in an $89.3 million loan loss provision and special and other charges of $23.2 million in the third quarter of 2002. For the full year 2003, the provision for loan losses declined $57.2 million to $63.0 million compared with $120.2 million in 2002. Noninterest expense declined $26.4 million as a result of the prior year special and other charges and, to a lesser extent, lower compensation expense. Returns on average assets and average equity for the year were 0.86% and 10.44%, respectively, compared with 0.33% and 3.62% for 2002.

"We're pleased to generate another solid quarter of credit quality improvement," stated William R. Hartman, chairman, president and CEO. "With a 15.6% decrease from last quarter, non-performing loans are now at the lowest level in seven quarters. Net charge-offs declined 25% from last quarter to $7.7 million, also the lowest level in seven quarters. We expect to make continued progress in credit quality during 2004, in addition to completing many more of the strategic initiatives of our achieving the vision project," Hartman continued.


KEY HIGHLIGHTS OF THE QUARTER:

- The provision for loan losses and net charge-offs continued to trend downward in the fourth quarter. The provision for loan losses declined by 22% to $8.0 million and net charge-offs decreased 25% to $7.7 million for the fourth quarter compared to the third quarter 2003.
- Nonperforming assets decreased $14.2 million or 15.6% to $77.0 million from third quarter 2003 levels, representing 1.47% of total loans, down from 1.76% a year ago and 1.74% last quarter. Commercial nonperforming asset inflows slowed to $17.8 million for the quarter from $21.1 million in the third quarter of 2003 while outflows totaled $32.8 million.
- Citizens' consumer banking line of business completed two successful product campaigns during the fourth quarter. The Home Equity campaign resulted in $100 million of new home equity loans representing outstanding balances of over $66 million. A checking account promotion resulted in over 8,000 new checking accounts with balances in excess of $41 million.
- Citizens Bank Wealth Management, N.A. successfully completed the conversion of its trust and investment accounting systems and operations and the conversion of its retirement services recordkeeping systems and operations.
- Citizens' treasury management business unit successfully implemented a full-service wholesale and retail image-enabled lockbox to process client receivables and introduced significant enhancements to its commercial internet banking solution during the quarter.

BALANCE SHEET
Citizens' total assets at December 31, 2003 were $7.711 billion, a decrease of $76 million or 0.98% from September 30, 2003 and an increase of $186 million or 2.5% from December 31, 2002. Total assets increased from December 31, 2002 levels due to the expansion of the investment portfolio in the first half of 2003 partially offset by a decline in loans and mortgage loans held for sale. Total assets declined from September 30, 2003 levels due to a decrease in mortgage loans held for sale.

Loans increased $19.3 million or 0.37% from September 30, 2003 and decreased $186.9 million or 3.4% from December 31, 2002. Commercial loan balances decreased $44.2 million or 1.5% from September 30, 2003 and $308.3 million or 9.4% from December 31, 2002 resulting from increased activity in fixed-rate loan refinancing and paydowns, lower demand for commercial credit and earlier identification and reduction of exposure on credits with the potential to deteriorate. The decline in the fourth quarter occurred in Citizens' Wisconsin market and the overall decline for 2003 occurred in all markets.

Consumer loans, excluding mortgage loans, increased $58.0 million or 3.4% from September 30, 2003 and $250.0 million or 16.5% from December 31, 2002. Home equity loans increased $69.0 million or 10.2% from September 30, 2003 and $196.5 million or 35.6% from December 31, 2002. Three very successful home equity marketing campaigns conducted during the second, third and fourth quarters drove the exceptional growth in this product line. Other direct loans declined $12.1 million and $34.4 million compared with September 30, 2003 and December 31, 2002, respectively, as a result of higher prepayments due to the low interest rate environment. Indirect loans increased $1.1 million and $87.9 million compared with September 30, 2003 and December 31, 2002, respectively, as a result of capturing a greater share from Citizens' existing dealer base.

Mortgage loans remained virtually flat at December 31, 2003 compared with September 30, 2003 levels, but declined $128.6 million from December 31, 2002 as most new origination volume was sold into the secondary market. Mortgage origination volume increased during 2003 as Citizens continued to benefit from the favorable interest rate environment with refinance business comprising a majority of the volume. For 2003, closed mortgage volume was approximately $1.44 billion, a record volume for Citizens, compared to $1.27 billion in 2002.

Total deposits were $5.442 billion as of December 31, 2003, compared to $5.482 billion as of September 30, 2003, and $5.937 billion as of December 31, 2002, a decrease of 0.7% and 8.3% respectively. This decline reflects Citizens' less aggressive deposit pricing posture during the lower interest rate environment which caused retail and other CDs to decline by $421.7 million at December 31, 2003 compared with December 31, 2002. Core deposits increased $3.6 million at December 31, 2003 compared with September 30, 2003 as a result of a retail deposit campaign.

CREDIT QUALITY
Nonperforming assets totaled $77.0 million or 1.0% of assets, at December 31, 2003, representing a decrease of $14.2 million or 15.6% from September 30, 2003 levels and $18.6 million or 19.5% from December 31, 2002 levels. The allowance for loan losses increased to $123.5 million or 2.36% of loans at December 31, 2003 compared with $106.8 million at December 31, 2002. The allowance for loan losses as a percent of nonperforming loans increased to 178.8% compared to 147.0% at September 30, 2003 and 121.9% at December 31, 2002. Net loans charged off during the quarter totaled $7.7 million or 0.59% of average loans (annualized), compared with $10.3 million in the third quarter of 2003 and $11.0 million in the fourth quarter of 2002. The provision for loan losses declined to $8.0 million in the fourth quarter compared with $16.3 million in the fourth quarter of 2002 and $10.3 million in the third quarter of 2003, reflecting the decline in net charge-offs and improvement in nonperforming loans.

The continued improvement in credit quality in the second half of 2003 reflects the results of Citizens' commitment to proactive risk identification and management strategies and strengthened underwriting and approval practices. "During the fourth quarter, we created a Major Credit Exposure Review function, reporting to the chief credit officer, providing us improved management of both industry and individual customer loan concentrations," John D. Schwab, EVP and chief credit officer commented. "We believe this step will further strengthen our portfolio risk management capabilities and enable more proactive management of exposure and concentrations."

NET INTEREST MARGIN AND NET INTEREST INCOME
Net interest margin was 4.07% in the fourth quarter of 2003 compared to 4.06% in the third quarter of 2003 and 4.49% in the fourth quarter of 2002. The small increase in net interest margin in the fourth quarter of 2003 compared to the third quarter is the result of lower purchase premium amortization expense on mortgage related securities, and lower funding costs, largely offset by yield declines on fixed rate loans. The decline in net purchase premium amortization expense from the third quarter to the fourth quarter of 2003 was $1.5 million. The decline in funding costs was driven primarily by the CD portfolio, with much smaller contributions from transaction and savings products and long-term debt.

For the twelve months ended December 31, 2003 net interest margin declined to 4.15% from 4.45% compared to the prior year. This decline is attributable to the asset sensitive position held prior to the second quarter of 2003, accelerated prepayments in both the fixed rate commercial loan portfolio and the mortgage related securities portfolio, plus a mix shift in earning assets from loans to lower yielding securities.

Net interest income decreased $0.5 million in the fourth quarter of 2003 compared to the third quarter of 2003, due to slightly lower earning assets. Average earning assets decreased $99 million in the fourth quarter compared with the previous quarter as declines in mortgages held for sale and the commercial loan portfolio more than offset growth in consumer loan and investment security balances. Compared to the fourth quarter of 2002, net interest income declined $5.6 million due to a decrease in the net interest margin partially offset by an increase of $138 million in earning assets. For the full year 2003, net interest income declined $15.5 million from the prior year due to a 30 basis point decline in net interest margin partially offset by an increase of $112 million in earning assets. Citizens expects its net interest margin in the first quarter of 2004 to be flat to slightly lower compared to fourth quarter 2003 levels.

NONINTEREST INCOME
Noninterest income for the three months ended December 31, 2003 totaled $21.6 million, a decrease of $5.1 million, or 19.0%, from the same period in 2002. The decrease was the result of a $4.9 million decline in mortgage income from significantly lower mortgage loan origination volume. Mortgage loan origination volume totaled $158 million in the fourth quarter of 2003, as compared to $468 million in the fourth quarter of 2002. Brokerage and investment fees declined $0.8 million due to lower retail sales of fixed annuity products. Deposit service charges increased $1.4 million from higher consumer and commercial overdraft fee income, partially offsetting the decline in mortgage and brokerage and investment fee income. Trust fees were down $81,000 or 1.7% to $4.6 million from the same quarter a year ago. Total trust assets under administration were $2.866 billion at December 31, 2003, an increase of $311.0 million from December 31, 2002, and an increase of $259.0 million from September 30, 2003.

Noninterest income for the year ended December 31, 2003 was $94.8 million compared to $101.8 million in 2002, a decline of $7.0 million. Gains of $7.8 million recorded in the second quarter of 2002 resulting from the sale of securitized mortgages and the sale of the merchant services business accounted for the decline. Additionally, bankcard fees declined $3.1 million in 2003 compared to the prior year due to the June 2002 sale of the merchant services business. Brokerage and investment fees declined $1.8 million in 2003 compared to 2002, as a result of lower retail sales of fixed annuity products. Trust fees declined $1.4 million in 2003 compared with the prior year due to lower average asset levels resulting from the decline in the financial markets during the latter half of 2002 and the first quarter of 2003, and client attrition. Service charges on deposit accounts increased $3.5 million in 2003 compared to the prior year due to higher overdraft fee income. Mortgage and other loan income increased $1.2 million due to higher volume of mortgage loan originations for the full year 2003. Other noninterest income increased $2.4 million in 2003 compared with the prior year due in part to the third quarter 2002 charge of $1.6 million and increased life insurance income as a result of the purchase of $78 million of bank owned life insurance in the third quarter of 2002. Citizens expects noninterest income levels in the first quarter of 2004 to be slightly higher than fourth quarter 2003 levels.

NONINTEREST EXPENSE
Noninterest expense for the quarter ended December 31, 2003 was $60.4 million, up 5.8% from $57.1 million in the fourth quarter of 2002. Advertising and public relations expenses increased $2.1 million for the quarter due in part to Citizens previously announced expansion into Oakland County, Michigan. New home equity and checking account promotions implemented in the fourth quarter of 2003 also contributed to the increase. Occupancy expense increased $0.8 million reflecting higher maintenance costs and expenses related to a fourth quarter 2003 capital investment of $1.7 million in branch renovations. The additional expense of approximately $0.2 million related to these renovations in the quarter was due to a change in Citizens' capitalization policy incorporating higher capitalization thresholds on new expenditures. Partially offsetting the increased occupancy costs were the favorable effects of fewer branch locations as a result of the third quarter 2002 restructuring. Other noninterest expense increased $1.2 million for the quarter due in part to system implementation costs of $0.4 million associated with new strategic alliances between our trust bank subsidiary, Citizens Bank Wealth Management N.A. and three third party vendors, SEI Investments, EnvestnetPMC and EPIC Advisors, Inc. Salaries and employee benefits expense decreased $0.8 million for the quarter, net of $0.3 million of severance costs for the aforementioned trust bank strategic alliances, due to lower staffing levels resulting from the third quarter of 2002 restructuring initiatives and normal attrition. Equipment expenses decreased $0.9 million due to lower depreciation expense as Citizens accelerated, in the fourth quarter of 2002, its depreciation on certain branch and ATM equipment scheduled for early retirement in the first half of 2003.

For the year ending December 31, 2003, noninterest expense decreased $26.4 million or 10.2% from 2002. The decline was primarily attributable to a special charge of $13.4 million recorded in the second half of 2002 to restructure Citizens' three major lines of business (consumer banking, commercial banking and wealth management) and $7.1 million of other charges recorded in the third quarter of 2002. The $7.1 million of other charges included a $3.3 million prepayment penalty on high cost FHLB debt, a $2.0 million contribution to Citizens' charitable trust, a $1.0 million market valuation adjustment to other real estate, $0.4 million of additional equipment depreciation and other charges of $0.4 million.

The decline in noninterest expense for the year also reflected reductions in salaries and employee benefits, equipment expense and bankcard expense. Salaries and employee benefits were down $4.5 million for the twelve months ended December 31, 2003 for the same reasons as they were down for the quarter. Citizens' had 2,342 full time equivalent employees at December 31, 2003, down from 2,520 at December 31, 2002, a 7.1% decline. Equipment expenses decreased $3.8 million due to lower depreciation and improved pricing from new or renegotiated maintenance contracts. A $0.4 million charge in the third quarter of 2002 for additional depreciation on equipment to be retired early (mentioned previously above) also contributed to the decrease. Bankcard expense declined $3.5 million as Citizens sold its merchant services business in the second quarter of 2002.

These decreases were partially offset by increases in professional services, advertising and public relations costs and system implementation and severance costs. Professional services were up $3.0 million for the year reflecting higher legal costs related to loan collection efforts, increased executive recruiting and relocation costs, implementation costs for Citizens' new INEA Performance Management software, additional costs associated with engagement of banking industry consultants who assisted in the restructuring and costs incurred for the collateral field audit initiative begun in March of 2003. Advertising and public relations expenses increased $0.7 million due to Citizens' recently announced expansion into Oakland County, Michigan and several new home equity and checking account promotions during the year. These additional promotion costs were offset, in part, by a more focused marketing strategy, seeking higher promotional exposure at lower costs. System implementation and severance costs for 2003 totaled $1.2 million and $0.6 million, respectively, for the aforementioned trust bank strategic alliances.

For the first quarter of 2004, Citizens anticipates that noninterest expense will increase slightly due to the continuation of process improvement initiatives, ongoing staff training and expected advertising and other expenditures related to the expansion in Oakland County.

INITIATIVES
Citizens completed 29 initiatives during 2003 as part of its `Achieving the Vision' project. Some of the key projects included a significant upgrade to and testing of the business continuity and contingency plan; a check imaging and archival system; significant enhancements to the branch wide area network; systems and product enhancements; many branch facility improvements; and a significant number of process and procedural improvements to enhance controls and productivity.

"As part of the `Achieving the Vision' initiative and to enable us to be more market driven, new market teams are being formed to ensure maximum teamwork across lines of business. Seven pilot teams have been active since October 1, 2003, and nine new teams will become active in January 2004. The teams will focus on deposit and loan growth within each market, fee income growth, and improving teamwork across lines of business to create a more seamless approach to client service, while managing their interest margin and credit quality. We also remain committed to strongly supporting the communities we serve," informed Roy A. Eon, EVP and head of operations and technology.

"I am pleased to announce that during 2003, over 2,200 staff members attended Citizens University I, an internal school established to educate participants on Citizens' Vision and how to implement its six components," commented Hartman. "And over 500 managers within the organization attended Citizens University II, which assists managers with coaching, staff development and performance appraisals that more closely align with our Corporate objectives," he continued.

DIVIDEND ANNOUNCEMENT
The Board of Directors of Citizens Banking Corporation declared a cash dividend of $0.285 per share of common stock. The dividend is payable on February 4, 2004, to shareholders of record on January 23, 2004.

OTHER NEWS
Citizens Banking Corporation announced on November 24, 2003, a major expansion in Oakland County, Michigan. The company intends to make a capital investment of $35 to $40 million and to open as many as 10 to 14 new branches, including two hub offices over the next 24 months. This initiative will significantly add to the Bank's current Oakland County presence of seven branches, increase its staff by up to 180 employees, give local bankers greater authority to act quickly on loan applications and other decisions, and give the marketplace convenient access to bankers. "Oakland County presents us with a unique opportunity to grow our business banking portfolio, wealth management clients, and establish Citizens Bank as a leading commercial bank in the market," remarked Hartman.

The company also announced that it plans to open its first location connected with the expansion initiative early in the first quarter of 2004. This initial location at 900 Tower Drive, a premier landmark site in the heart of Troy's Northfield Corporate Campus, will encompass a new bank branch and administrative office space and will serve as one of two major Citizens Bank hubs in Oakland County. The 900 Tower Building will carry the Citizens Bank mark atop the building.

In late November, Citizens Bank Wealth Management, N.A. successfully completed the conversion of its trust and investment accounting systems and operations with SEI Investments. Furthermore, the conversion of its retirement services recordkeeping systems and operations was completed with EPIC Advisors, Inc. "The completion of these conversions will enable us to leverage our previously announced strategic relationships with SEI Investments, EnvestnetPMC, Inc., and EPIC Advisors, Inc. to offer our wealth management clients a broader range of mutual fund family choices, access to separately managed accounts with specialized portfolio managers, state of the art research capabilities, and sophisticated client profiling and portfolio modeling tools," commented James A. Schmelter, EVP and head of wealth management.

During the fourth quarter of 2003, Citizens repurchased a total of 167,200 shares of its stock at an average price of $30.77. For the year, Citizens repurchased 810,800 shares at an average price of $26.30. As of December 31, 2003, 254,600 shares remain to be purchased under the October 2001 three million share repurchase program and an additional three million shares are authorized for repurchase under a new plan, approved in October 2003.

CONFERENCE CALL ANNOUNCEMENT
As previously announced, William R. Hartman, chairman, president and CEO, Charles D. Christy, CFO, John D. Schwab, chief credit officer, Martin E. Grunst, treasurer and Daniel E. Bekemeier, chief accounting officer will review the quarter's results in a conference call for investors and analysts beginning at 10:00AM EST ON FRIDAY, JANUARY 16, 2004.

A live audio web cast is available at http://viavid.net/dce.aspx?sid=000018D6 To participate in the conference call, please call the number below approximately 10 minutes prior to the scheduled conference time: US/Canada Dial-In Number:
(800) 374-2419 International Dial-In Number: (706) 634-1073 Conference ID # 4605043 Conference Name: "Citizens Banking Corporation 4th Quarter Earnings" R.S.V.P. is not required.

A playback of the conference call will be available after 2:00pm EST through January 23, 2004, by dialing US/Canada Dial-In Number: (800) 642-1687 or International Dial-In Number: (706) 645-9291 conference ID: 4605043. Also, the call can be accessed via Citizens' web site, through the Investor Relations section at www.citizensonline.com.

CORPORATE PROFILE
Citizens Banking Corporation is a diversified financial services company providing a full range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens operates 176 branch, private banking, and financial center locations throughout Michigan, Wisconsin, Iowa, and in suburban Chicago, Illinois.

CONTACT: Charles D. Christy
         Chief Financial Officer
         (810) 237-4200
         Charlie.Christy@cbcf-net.com
CONTACT: Ryan P. Mathews
         VP Investor Relations
         (810) 257-2489
         Ryan.Mathews@cbcf-net.com
TRADED:  NASDAQ
SYMBOL:  CBCF

SAFE HARBOR STATEMENT
Discussions in this release that are not statements of historical fact (including statements that include terms such as "believe", "expect", and "anticipate") are forward-looking statements that involve risks and uncertainties, and our actual future results could materially differ from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, adverse changes in our loan portfolios (including losses due to fraud and economic factors) and the resulting credit risk-related losses and expenses, our future lending and collections experience and the potential inadequacy of our loan loss reserves, interest rate fluctuations and the effects on net interest income of changes in our interest rate risk position, other adverse changes in economic or financial market conditions, the potential inability to hedge certain risks economically, adverse changes in competition and pricing environments, our potential failure to maintain or improve loan quality levels and origination volume, our potential inability to continue to attract core deposits, the potential lack of market acceptance of our new wealth management capabilities and our products and services, adverse changes in our relationship with major customers, unanticipated technological changes that require major capital expenditures, adverse changes in applicable laws and regulatory requirements, unanticipated environmental liabilities or costs, our potential inability to complete our restructuring, the effects of terrorist attacks and potential attacks, our success in managing the risks involved in the foregoing, and other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission.

Other factors not currently anticipated by management may also materially and adversely affect our results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our forward-looking statements whether as a result of new information, future events or otherwise, except as required by applicable law.

                                      ####
                          (Financial highlights follow)


               Visit our Web site at http://www.CitizensOnline.com

CONSOLIDATED BALANCE SHEETS  (UNAUDITED)
Citizens Banking Corporation and Subsidiaries

                                                            DECEMBER 31,     December 31,
(in thousands)                                                  2003           2002(1)
-----------------------------------------------------------------------------------------
ASSETS
     Cash and due from banks                                $    182,545    $    171,864
     Money market investments:
       Federal funds sold                                            ---          69,000
       Interest-bearing deposits with banks                        2,223           2,332
                                                            ------------    ------------
           Total money market investments                          2,223          71,332
     Securities available-for-sale:
         Taxable                                               1,536,145       1,021,668
         Tax-exempt                                              429,056         435,613
                                                            ------------    ------------
           Total securities available-for-sale                 1,965,201       1,457,281
     Securities held-to-maturity (fair value of $19,913 )         19,857             ---
     Mortgage loans held for sale                                 44,677         160,743
     Loans                                                     5,245,702       5,432,561
         Less: Allowance for loan losses                        (123,545)       (106,777)
                                                            ------------    ------------
           Net loans                                           5,122,157       5,325,784
     Premises and equipment                                      112,784         117,704
     Goodwill                                                     54,785          54,785
     Other intangible assets                                      16,932          19,862
     Bank owned life insurance                                    80,461          78,434
     Other assets                                                109,448          66,935
                                                            ------------    ------------
           TOTAL ASSETS                                     $  7,711,070    $  7,524,724
                                                            ============    ============
LIABILITIES
     Noninterest-bearing deposits                           $    882,429    $    900,674
     Interest-bearing deposits                                 4,559,838       5,036,239
                                                            ------------    ------------
           Total deposits                                      5,442,267       5,936,913
     Federal funds purchased and securities sold
       under agreements to repurchase                            588,593         223,289
     Other short-term borrowings                                  43,077          79,062
     Other liabilities                                            65,112          35,678
     Long-term debt                                              936,859         599,313
                                                            ------------    ------------
           Total liabilities                                   7,075,908       6,874,255

SHAREHOLDERS' EQUITY
     Preferred stock - no par value
     Common  stock - no par value                                100,314         112,253
     Retained earnings                                           512,045         495,570
     Other accumulated comprehensive net income                   22,803          42,646
                                                            ------------    ------------
           Total shareholders' equity                            635,162         650,469
                                                            ------------    ------------
           TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $  7,711,070    $  7,524,724
                                                            ============    ============

(1) Certain amounts have been reclassified to conform with current year presentation.

CONSOLIDATED STATEMENTS OF INCOME  (UNAUDITED)
CITIZENS BANKING CORPORATION AND SUBSIDIARIES                    Three Months Ended         Twelve Months Ended
                                                                     December 31,               December 31,
(in thousands, except per share amounts)                         2003        2002(1)        2003         2002(1)
------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
    Interest and fees on loans                                $   76,345   $   92,900    $  323,739    $  385,812
    Interest and dividends on investment securities:
      Taxable                                                     15,836       14,326        61,631        55,447
      Tax-exempt                                                   5,214        5,263        20,502        21,301
    Money market investments                                           3           69           105           824
                                                              ----------   ----------    ----------    ----------
        Total interest income                                     97,398      112,558       405,977       463,384
                                                              ----------   ----------    ----------    ----------
INTEREST EXPENSE
    Deposits                                                      17,039       28,689        83,449       127,849
    Short-term borrowings                                          1,463        1,157         4,960         4,033
    Long-term debt                                                 8,218        6,480        31,310        29,720
                                                              ----------   ----------    ----------    ----------
        Total interest expense                                    26,720       36,326       119,719       161,602
                                                              ----------   ----------    ----------    ----------
NET INTEREST INCOME                                               70,678       76,232       286,258       301,782
Provision for loan losses                                          8,020       16,300        62,962       120,200
                                                              ----------   ----------    ----------    ----------
        Net interest income after provision for loan losses       62,658       59,932       223,296       181,582
                                                              ----------   ----------    ----------    ----------
NONINTEREST INCOME
    Service charges on deposit accounts                            8,074        6,689        29,916        26,456
    Trust fees                                                     4,615        4,696        17,527        18,956
    Mortgage and other loan income                                 2,079        7,020        18,046        16,845
    Brokerage and investment fees                                  1,705        2,482         7,720         9,502
    Bankcard fees                                                    732          783         3,042         6,142
    Investment securities gains                                        2           12           103           ---
    Gain on sale of merchant business                                ---          ---           ---         5,400
    Gain on securitized mortgages                                    ---          ---           ---         2,436
    Other                                                          4,424        5,019        18,465        16,039
                                                              ----------   ----------    ----------    ----------
        Total noninterest income                                  21,631       26,701        94,819       101,776
                                                              ----------   ----------    ----------    ----------
NONINTEREST EXPENSE
    Salaries and employee benefits                                29,774       30,585       122,322       126,847
    Equipment                                                      3,989        4,888        16,087        19,869
    Occupancy                                                      5,112        4,349        18,449        17,855
    Professional services                                          5,202        5,077        17,815        14,790
    Data processing services                                       3,145        3,200        12,744        12,641
    Postage and delivery                                           1,796        1,745         6,896         7,120
    Advertising and public relations                               1,719         (423)        5,786         5,112
    Telephone                                                      1,314        1,176         4,793         5,279
    Stationery and supplies                                        1,256        1,011         3,935         4,032
    Bankcard expense                                                 117           92           378         3,879
    Special charge                                                   ---         (405)         (691)       13,402
    Prepayment penalty on FHLB advances                              ---          ---           ---         3,300
    Contribution to charitable trust                                 ---          ---           ---         2,000
    Other                                                          7,022        5,831        24,474        23,257
                                                              ----------   ----------    ----------    ----------
        Total noninterest expense                                 60,446       57,126       232,988       259,383
                                                              ----------   ----------    ----------    ----------
INCOME BEFORE INCOME TAXES                                        23,843       29,507        85,127        23,975
Income tax provision (benefit)                                     5,769        7,982        19,176        (1,063)
                                                              ----------   ----------    ----------    ----------
NET INCOME                                                    $   18,074   $   21,525    $   65,951    $   25,038
                                                              ==========   ==========    ==========    ==========
NET INCOME PER SHARE:
    Basic                                                     $     0.42   $     0.49    $     1.52    $     0.56
    Diluted                                                         0.41         0.48          1.51          0.56
AVERAGE SHARES OUTSTANDING:
    Basic                                                         43,237       44,178        43,304        44,657
    Diluted                                                       43,714       44,425        43,609        45,077

(1) Certain amounts have been reclassified to conform with current year presentation.

SELECTED QUARTERLY INFORMATION
Citizens Banking Corporation and Subsidiaries

                                                             4TH QTR 2003  3RD QTR 2003  2ND QTR 2003  1ST QTR 2003  4TH QTR 2002
----------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS (THOUSANDS)
Interest income                                                 $ 97,398      $ 99,687      $104,683      $104,209      $112,558
Interest expense                                                  26,720        28,533        31,763        32,703        36,326
Net interest income                                               70,678        71,154        72,920        71,506        76,232
Provision for loan losses                                          8,020        10,300        25,650        18,992        16,300
Net interest income after provision for loan losses               62,658        60,854        47,270        52,514        59,932
Noninterest income                                                21,631        25,054        24,847        23,287        26,701
Noninterest expense                                               60,446        59,600        56,361        56,581        57,126
Income tax provision                                               5,769         6,703         2,542         4,162         7,982
Net income                                                        18,074        19,605        13,214        15,058        21,525


AT PERIOD END (MILLIONS)
Total assets                                                    $  7,711      $  7,787      $  7,789      $  7,768      $  7,525
Total earning assets                                               7,278         7,356         7,334         7,285         7,122
Total loans                                                        5,246         5,226         5,287         5,303         5,433
Total deposits                                                     5,442         5,482         5,660         5,812         5,937
Total shareholders' equity                                           635           634           639           640           650


AVERAGE BALANCES (MILLIONS)
Total assets                                                    $  7,697      $  7,812      $  7,809      $  7,454      $  7,564
Total earning assets                                               7,279         7,378         7,387         7,043         7,141
Total loans                                                        5,220         5,183         5,253         5,343         5,470
Total deposits                                                     5,481         5,610         5,723         5,853         5,922
Total shareholders' equity                                           626           620           639           643           654
Shareholders' equity / assets                                       8.13 %        7.94 %        8.18 %        8.63 %        8.65 %


CREDIT QUALITY STATISTICS (THOUSANDS)
Nonaccrual loans                                                $ 68,744      $ 83,278      $ 87,928      $ 84,107      $ 86,717
Loans 90 or more days past due and still accruing                    345           601           607           990           860
Restructured loans                                                   ---           ---           ---           ---           ---
                                                                --------      --------      --------      --------      --------
      Total nonperforming loans                                   69,089        83,879        88,535        85,097        87,577
Other repossessed assets acquired (ORAA)                           7,943         7,350         8,044         8,226         8,094
                                                                --------      --------      --------      --------      --------
      Total nonperforming assets                                $ 77,032      $ 91,229      $ 96,579      $ 93,323      $ 95,671
                                                                ========      ========      ========      ========      ========

Allowance for loan losses                                       $123,545      $123,265      $123,302      $109,695      $106,777
Allowance for loan losses ratio                                     2.36 %        2.36 %        2.33 %        2.07 %        1.97 %
Allowance for loan losses as a percent of nonperforming
 assets                                                           160.38        135.12        127.67        117.54        111.61
Allowance for loan losses as a percent of nonperforming
 loans                                                            178.82        146.96        139.27        128.91        121.92
Nonperforming assets as a percent of loans plus ORAA                1.47          1.74          1.82          1.76          1.76
Nonperforming assets as a percent of total assets                   1.00          1.17          1.24          1.20          1.27
Net loans charged off as a percent of average loans
 (annualized)                                                       0.59          0.80          0.92          1.20          0.80
Net loans charged off (000)                                     $  7,740      $ 10,337      $ 12,043      $ 16,074      $ 10,991


PER COMMON SHARE DATA
Net Income (loss):
      Basic                                                     $   0.42      $   0.45      $   0.30      $   0.35      $   0.49
      Diluted                                                       0.41          0.45          0.30          0.34          0.48
Dividends                                                          0.285         0.285         0.285         0.285         0.285
Market Value:
      High                                                      $  34.26      $  28.01      $  28.17      $  26.05      $  26.46
      Low                                                          26.41         24.77         21.72         23.58         21.25
      Close                                                        32.72         26.41         27.01         23.62         24.78
Book value                                                         14.69         14.67         14.77         14.79         14.88
Shares outstanding, end of period (000)                           43,242        43,220        43,260        43,299        43,702


PERFORMANCE RATIOS (ANNUALIZED)
Net interest margin (FTE)                                           4.07 %        4.06 %        4.17 %        4.33 %        4.49 %
Return on average assets                                            0.93          1.00          0.68          0.82          1.13
Return on average shareholders' equity                             11.45         12.55          8.29          9.50         13.06
Efficiency ratio                                                   63.16         59.90         55.74         57.58         53.61

FINANCIAL SUMMARY AND COMPARISON                        FOR THE TWELVE MONTHS ENDED
CITIZENS BANKING CORPORATION AND SUBSIDIARIES                   DECEMBER 31,
                                                           2003           2002            % CHANGE
----------------------------------------------------------------------------------------------------
Summary of Operations (thousands)
Interest income (1)                                     $  405,977     $  463,384           (12.4)%
Interest expense                                           119,719        161,602           (25.9)
Net interest income                                        286,258        301,782            (5.1)
Provision for loan losses                                   62,962        120,200           (47.6)
Net interest income after provision for loan losses        223,296        181,582            23.0
Noninterest income (1)                                      94,819        101,776            (6.8)
Noninterest expense (1)                                    232,988        259,383           (10.2)
Income tax provision (benefit)                              19,176         (1,063)       (1,904.0)
Net income                                                  65,951         25,038           163.4


AT PERIOD END (MILLIONS)
Total assets                                            $    7,711     $    7,525             2.5 %
Total earning assets                                         7,278          7,122             2.2
Total loans                                                  5,246          5,433            (3.4)
Total deposits                                               5,442          5,937            (8.3)
Total shareholders' equity                                     635            650            (2.3)


AVERAGE BALANCES (MILLIONS)
Total assets                                            $    7,694     $    7,569             1.7 %
Total earning assets                                         7,273          7,161             1.6
Total loans                                                  5,249          5,531            (5.1)
Total deposits                                               5,666          5,924            (4.4)
Total shareholders' equity                                     632            692            (8.7)
Shareholders' equity / assets                                 8.21 %         9.14 %         (10.2)


PER COMMON SHARE DATA
Net Income:
      Basic                                             $     1.52     $     0.56           171.4 %
      Diluted                                                 1.51           0.56           169.6
Dividends                                                    1.140          1.130             0.9

Market Value:
      High                                              $    34.26     $    33.88             1.1
      Low                                                    21.72          21.25             2.2
      Close                                                  32.72          24.78            32.0
Book value                                                   14.69          14.88            (1.2)
Tangible book value                                          13.03          13.18            (1.1)
Shares outstanding, end of period (000)                     43,242         43,702            (1.1)


PERFORMANCE RATIOS  (ANNUALIZED)
Net interest margin (FTE) (2)                                 4.15 %         4.45 %          (6.7)%
Return on average assets                                      0.86           0.33           160.6
Return on average shareholders' equity                       10.44           3.62           188.4
Net loans charged off as a percent of average loans           0.88           1.64           (46.3)

(1) Amounts for 2002 include other charges of $701,000 in interest income, $1,587,000 in noninterest income, $7,068,000 in noninterest expense and a special charge of $13,402,000 in noninterest expense. Noninterest income for 2002 also includes gains on securitized mortgages of $2,436,000 and gain on sale of merchant business of $5,400,000.
(2) Net interest margin is presented on an annual basis and includes taxable equivalent adjustments to interest income of $13,508,000 and $14,470,000 for the twelve months ended December 31, 2003 and 2002, respectively, based on a tax rate of 35%.

NONINTEREST INCOME AND NONINTEREST EXPENSE (UNAUDITED)
Citizens Banking Corporation and Subsidiaries

                                                                 Quarter Ended
                                        ---------------------------------------------------------------
                                         Dec 31       Sept 30       June 30       Mar 31        Dec 31
(in thousands)                            2003         2003          2003          2003          2002
--------------------------------------------------------------------------------------------------------
NONINTEREST INCOME:
Service charges on deposit accounts     $  8,074     $  7,703      $  7,549      $  6,590      $  6,689
Trust fees                                 4,615        4,368         4,324         4,220         4,696
Mortgage and other loan income             2,079        5,404         5,409         5,154         7,020
Brokerage and investment fees              1,705        2,333         1,914         1,768         2,482
Bankcard fees                                732          761           814           735           783
Investment securities gains                    2           42            11            48            12
Other income                               4,424        4,443         4,826         4,772         5,019
                                        --------     --------      --------      --------      --------
TOTAL NONINTEREST INCOME                $ 21,631     $ 25,054      $ 24,847      $ 23,287      $ 26,701
                                        ========     ========      ========      ========      ========

NONINTEREST EXPENSE:
Salaries and employee benefits          $ 29,774     $ 31,036      $ 31,400      $ 30,112      $ 30,585
Equipment                                  3,989        4,060         3,869         4,169         4,888
Occupancy                                  5,112        4,328         4,314         4,695         4,349
Professional services                      5,202        4,946         3,959         3,708         5,077
Data processing services                   3,145        3,225         3,058         3,316         3,200
Postage and delivery                       1,796        1,739         1,683         1,678         1,745
Advertising and public relations           1,719        1,395           623         2,049          (423)
Telephone                                  1,314        1,169         1,135         1,175         1,176
Stationery and supplies                    1,256          911           873           895         1,011
Bankcard expense                             117           79            91            91            92
Special charge                               ---         (370)         (221)         (100)         (405)
Other expense                              7,022        7,082         5,577         4,793         5,831
                                        --------     --------      --------      --------      --------
TOTAL NONINTEREST EXPENSE               $ 60,446     $ 59,600      $ 56,361      $ 56,581      $ 57,126
                                        ========     ========      ========      ========      ========

AVERAGE BALANCES, YIELDS AND RATES

                                                                                         THREE MONTHS ENDED
                                                             -----------------------------------------------------------------------
                                                                     12/31/03                09/30/03                 12/31/02
                                                             -----------------------------------------------------------------------
                                                               AVERAGE    AVERAGE      AVERAGE     AVERAGE      AVERAGE    AVERAGE
(in thousands)                                                 BALANCE    RATE (1)     BALANCE     RATE (1)     BALANCE    RATE (1)
------------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
    Money market investments                                 $     2,539    0.51 %   $     3,927     0.30 %   $   20,977     1.29 %
    Investment securities(2):
      Taxable                                                  1,542,775    4.11       1,526,583     3.73        998,895     5.74
      Tax-exempt                                                 418,438    7.67         401,302     7.76        411,981     7.86
    Mortgage loans held for sale                                  64,950    5.47         234,793     5.26        175,952     6.56
    Loans:
      Commercial                                               2,982,849    5.46       3,049,878     5.61      3,307,039     6.08
      Real estate                                                493,989    5.56         481,337     6.34        636,805     6.77
      Direct consumer                                            996,486    5.96         937,133     6.27        855,908     7.35
      Indirect consumer                                          746,443    6.99         714,302     7.24        669,897     7.97
                                                             -----------             -----------              ----------
        Total earning assets                                   7,248,469    5.53       7,349,255     5.61      7,077,454     6.53

NONEARNING ASSETS
    Cash and due from banks                                      165,477                 183,214                 181,858
    Investment security fair value adjustment                     30,907                  28,909                  64,028
    Other nonearning assets                                      377,429                 375,185                 347,451
    Allowance for loan losses                                   (125,420)               (124,964)               (106,720)
                                                             -----------             -----------              ----------
        Total assets                                         $ 7,696,862             $ 7,811,599              $7,564,071
                                                             ===========             ===========              ==========

INTEREST-BEARING LIABILITIES
    Deposits:
      Interest-bearing demand                                $ 1,340,511    0.73     $ 1,334,765     0.75     $1,253,900     1.46
      Savings deposits                                         1,262,141    0.47       1,332,519     0.55      1,360,296     0.99
      Time deposits                                            1,976,708    2.63       2,054,257     2.84      2,422,243     3.39
    Short-term borrowings                                        576,496    1.01         561,427     1.05        309,203     1.48
    Long-term debt                                               938,005    3.48         937,941     3.51        610,717     4.21
                                                             -----------             -----------              ----------
        Total interest-bearing liabilities                     6,093,861    1.74       6,220,909     1.84      5,956,359     2.42

NONINTEREST-BEARING LIABILITIES AND  SHAREHOLDERS' EQUITY
    Noninterest-bearing demand                                   901,383                 888,440                 885,903
    Other liabilities                                             75,624                  82,150                  67,674
    Shareholders' equity                                         625,994                 620,100                 654,135
                                                             -----------             -----------              ----------
        Total liabilities and shareholders' equity           $ 7,696,862             $ 7,811,599              $7,564,071
                                                             ===========             ===========              ==========


INTEREST SPREAD                                                             3.79 %                   3.77 %                  4.11 %
Contribution of noninterest bearing sources of funds                        0.28                     0.29                    0.38
                                                                            ----                     ----                    ----
NET INTEREST INCOME AS A PERCENT OF EARNING ASSETS                          4.07 %                   4.06 %                  4.49 %

                                                                                              TWELVE MONTHS ENDED
                                                                             --------------------------------------------------
                                                                                       12/31/03                12/31/02
                                                                             --------------------------------------------------
                                                                                AVERAGE       AVERAGE     AVERAGE     AVERAGE
(in thousands)                                                                  BALANCE       RATE (1)    BALANCE     RATE (1)
-------------------------------------------------------------------------------------------------------------------------------
EARNING ASSETS
    Money market investments                                                 $    11,214       0.94 %   $    50,599     1.61 %
    Investment securities(2):
      Taxable                                                                  1,405,549       4.38         963,574     5.75
      Tax-exempt                                                                 405,412       7.78         416,563     7.87
    Mortgage loans held for sale                                                 155,407       5.54         146,434     6.27
    Loans:
      Commercial                                                               3,112,311       5.66       3,343,273     6.31
      Real estate                                                                527,565       6.12         686,250     7.24
      Direct consumer                                                            920,696       6.39         838,067     7.73
      Indirect consumer                                                          688,350       7.32         663,200     8.18
                                                                             -----------                -----------
        Total earning assets                                                   7,226,504       5.80       7,107,960     6.72

NONEARNING ASSETS
    Cash and due from banks                                                      170,865                    180,993
    Investment security fair value adjustment                                     46,383                     52,636
    Other nonearning assets                                                      371,105                    315,344
    Allowance for loan losses                                                   (120,926)                   (87,592)
                                                                             -----------                -----------
        Total assets                                                         $ 7,693,931                $ 7,569,341
                                                                             ===========                ===========

INTEREST-BEARING LIABILITIES
    Deposits:
      Interest-bearing demand                                                $ 1,319,858       0.89     $ 1,147,960     1.57
      Savings deposits                                                         1,329,648       0.67       1,363,528     1.14
      Time deposits                                                            2,138,088       2.94       2,543,255     3.71
    Short-term borrowings                                                        458,673       1.08         251,315     1.60
    Long-term debt                                                               861,704       3.63         620,913     4.79
                                                                             -----------                -----------
        Total interest-bearing liabilities                                     6,107,971       1.96       5,926,971     2.73

NONINTEREST-BEARING LIABILITIES AND  SHAREHOLDERS' EQUITY
    Noninterest-bearing demand                                                   877,939                    869,699
    Other liabilities                                                             75,961                     80,837
    Shareholders' equity                                                         632,060                    691,834
                                                                             -----------                -----------
        Total liabilities and shareholders' equity                           $ 7,693,931                $ 7,569,341
                                                                             ===========                ===========

INTEREST SPREAD                                                                                3.84 %                   3.99 %
Contribution of noninterest bearing sources of funds                                           0.31                     0.46
                                                                                               ----                     ----
NET INTEREST INCOME AS A PERCENT OF EARNING ASSETS                                             4.15 %                   4.45 %

(1) Average rates are presented on an annual basis and include taxable equivalent adjustments to interest income.
(2) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

NONPERFORMING ASSETS
Citizens Banking Corporation and Subsidiaries

                                                                                           Quarter Ended
                                                                   --------------------------------------------------------------
                                                                     Dec 31      Sept 30      June 30       Mar 31       Dec 31
(in thousands)                                                        2003         2003         2003         2003         2002
---------------------------------------------------------------------------------------------------------------------------------
Commercial(1)
     Commercial                                                     $ 37,171     $ 51,158     $ 52,760     $ 49,275       50,231
     Commercial real estate                                           16,385       17,379       19,568       20,433       19,301
     Small business                                                    1,603        1,648        1,466        1,459          813
                                                                    --------     --------     --------     --------     --------
       Total commercial                                               55,159       70,185       73,794       71,167       70,345
Consumer:
     Direct                                                            3,177        3,291        3,208        3,416        3,704
     Indirect                                                          1,247        1,625        1,094        1,646        1,803
Mortgage                                                               9,161        8,177        9,832        7,878       10,865
Loans 90 days or more past due and still accruing                        345          601          607          990          860
Restructured loans                                                       ---          ---          ---          ---          ---
                                                                    --------     --------     --------     --------     --------
          Total Nonperforming Loans                                   69,089       83,879       88,535       85,097       87,577
Other Reposessed Assets Acquired                                       7,943        7,350        8,044        8,226        8,094
                                                                    --------     --------     --------     --------     --------
          Total Nonperforming Assets                                $ 77,032     $ 91,229     $ 96,579     $ 93,323     $ 95,671
                                                                    ========     ========     ========     ========     ========

(1)  Changes in commercial nonperforming assets for the quarter (in millions):

                                                        Inflows     $   17.8     $   21.1     $   36.3     $   22.7     $   27.6
                                                       Outflows        (32.8)       (24.7)       (33.7)       (21.9)       (34.7)
                                                                    --------     --------     --------     --------     --------
                                                     Net change     $  (15.0)    $   (3.6)    $    2.6     $    0.8     $   (7.1)
                                                                    ========     ========     ========     ========     ========

SUMMARY OF LOAN LOSS EXPERIENCE
Citizens Banking Corporation and Subsidiaries

                                                                                    Quarter Ended
                                                             -------------------------------------------------------------
                                                              Dec 31      Sept 30       June 30      Mar 31       Dec 31
(in thousands)                                                 2003         2003          2003        2003         2002
--------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses - beginning of period              $125,955     $125,992     $112,385     $109,467     $104,158
Less: Reserve for loan commitments                              2,690        2,690        2,690        2,690        2,690
                                                             --------     --------     --------     --------     --------
Restated Allowance for loan losses - beginning of period      123,265      123,302      109,695      106,777      101,468

Provision for loan losses                                       8,020       10,300       25,650       18,992       16,300

Charge-offs:
     Commercial                                                 7,323        9,539        7,577       14,133       10,058
     Commercial real estate                                     2,276        1,531        4,321          955          159
     Small business                                               551          348          273          264          159
                                                             --------     --------     --------     --------     --------
     Total commercial                                          10,150       11,418       12,171       15,352       10,376
     Real estate mortgage                                         320          213           76          625        1,745
     Consumer - Direct                                          1,388        1,628        1,790        1,748        1,474
     Consumer - Indirect                                        2,580        1,941        2,152        2,511        2,582
                                                             --------     --------     --------     --------     --------
         Total charge-offs                                     14,438       15,200       16,189       20,236       16,177
                                                             --------     --------     --------     --------     --------

Recoveries:
     Commercial                                                 4,452        2,882        2,115        2,032        3,862
     Commercial real estate                                       927          595          623          465           45
     Small business                                               165          139           93          362           86
                                                             --------     --------     --------     --------     --------
         Total commercial                                       5,544        3,616        2,831        2,859        3,993
     Real estate mortgage                                         ---           27            8            1          ---
     Consumer - Direct                                            461          504          479          439          400
     Consumer - Indirect                                          693          716          828          863          793
                                                             --------     --------     --------     --------     --------
         Total recoveries                                       6,698        4,863        4,146        4,162        5,186
                                                             --------     --------     --------     --------     --------

Net charge-offs                                                 7,740       10,337       12,043       16,074       10,991
                                                             --------     --------     --------     --------     --------

Restated Allowance for loan losses - end of period           $123,545     $123,265     $123,302     $109,695     $106,777
                                                             ========     ========     ========     ========     ========

Reserve for loan commitments - end of period                 $  2,690     $  2,690     $  2,690     $  2,690     $  2,690
                                                             ========     ========     ========     ========     ========

                                       For the Quarter Ended 12/31/03
                         ----------------------------------------------------------
                                                  Consumer -  Consumer -
                          Commercial Real estate   Direct     Indirect      Total
                         ----------------------------------------------------------
Charge-offs:
     Michigan              $ 4,455     $   125     $ 1,031     $ 2,580     $ 8,191
     Wisconsin               3,113         188         273         ---       3,574
     Iowa                    1,821           7          58         ---       1,886
     Illinois                  761         ---          26         ---         787
                           -------     -------     -------     -------     -------
       Total charge-offs    10,150         320       1,388       2,580      14,438
                           -------     -------     -------     -------     -------

Recoveries:
     Michigan                3,859         ---         276         689       4,824
     Wisconsin               1,445         ---         138         ---       1,583
     Iowa                      120         ---          41         ---         161
     Illinois                  120         ---           6           4         130
                           -------     -------     -------     -------     -------
       Total recoveries      5,544           -         461         693       6,698
                           -------     -------     -------     -------     -------

Net charge-offs            $ 4,606     $   320     $   927     $ 1,887     $ 7,740
                           =======     =======     =======     =======     =======
                                        For the Year Ended 12/31/03
                         ----------------------------------------------------------
                                                  Consumer -  Consumer -
                          Commercial Real estate   Direct     Indirect      Total
                         ----------------------------------------------------------
Charge-offs:
     Michigan              $31,322     $   975     $ 4,588     $ 9,184     $46,069
     Wisconsin              13,744         118       1,554         ---      15,416
     Iowa                    2,618         141         331         ---       3,090
     Illinois                1,407         ---          81         ---       1,488
                           -------     -------     -------     -------     -------
       Total charge-offs    49,091       1,234       6,554       9,184      66,063
                           -------     -------     -------     -------     -------

Recoveries:
     Michigan                9,541         ---       1,298       3,079      13,918
     Wisconsin               4,359          22         434         ---       4,815
     Iowa                      195          14         115         ---         324
     Illinois                  755         ---          36          21         812
                           -------     -------     -------     -------     -------
       Total recoveries     14,850          36       1,883       3,100      19,869
                           -------     -------     -------     -------     -------

Net charge-offs            $34,241     $ 1,198     $ 4,671     $ 6,084     $46,194
                           =======     =======     =======     =======     =======